Exhibit 12

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended September 30,
	2008		2007
Earnings available to cover fixed charges:
Income from continuing operations	$16,811		$15,874
Interest expense	21,278		20,334
Minority interest	580		570

Earnings available to cover net fixed charges	$38,669		$36,778

Fixed charges:
Interest expense	$21,278		$20,334
Interest capitalized	5,443		6,054

Fixed charges	$26,721		$26,388
Preferred stock dividends	2,953		4,232

Fixed charges and preferred stock dividends	$29,674		$30,620

Earnings available to cover fixed charges	$38,669		$36,778
Divided by fixed charges	$26,721		$26,388

Ratio of earnings to fixed charges	1.4	x	1.4	x

Earnings available to cover fixed charges	$38,669		$36,778
Divided by fixed charges and preferred stock dividends	$29,674		$30,620

Ratio of earnings to combined fixed charges and preferred stock dividends	1.3	x	1.2	x

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Nine Months Ended September 30,
	2008		2007
Earnings available to cover fixed charges:
Income from continuing operations	$46,794		$45,900
Interest expense	64,425		60,431
Minority interest	1,741		1,719

Earnings available to cover net fixed charges	$112,960		$108,050

Fixed charges:
Interest expense	$64,425		$60,431
Interest capitalized	16,155		18,190

Fixed charges	$80,580		$78,621
Preferred stock dividends	8,859		13,169

Fixed charges and preferred stock dividends	$89,439		$91,790

Earnings available to cover fixed charges	$112,960		$108,050
Divided by fixed charges	$80,580		$78,621

Ratio of earnings to fixed charges	1.4	x	1.4	x

Earnings available to cover fixed charges	$112,960		$108,050
Divided by fixed charges and preferred stock dividends	$89,439		$91,790

Ratio of earnings to combined fixed charges and preferred stock dividends	1.3	x	1.2	x